Exhibit 99.1

October 7, 2009

Dear Shareholder:

2009 has been a momentous year for Location Based Technologies, and as we approach the final quarter of the year, I am delighted to share with you some of the progress we have made.

First and foremost, we are pleased to announce that our Family Vehicle Location Devices are now on sale at the PocketFinder website (www.pocketfinder.com). These devices are perfect for families with new drivers or for owners of luxury cars, motorcycles, or watercraft and are available now. This new revenue stream will supplement revenues received from customized services as well as downloads of the PocketFinder apps for iPhones, smartphones, and laptops.

Location Based Technologies (LBT) was recently featured on the Wide World of Stocks, a nationally-broadcast program on FOX and NBC network affiliates. Airtime was purchased for two episodes (in New York and Los Angeles metropolitan areas), and the program is currently available for online viewing at www.wideworldofstocks.com . This program gives LBT valuable exposure to both investors in the company and to potentially millions of consumers, worldwide, of PocketFinder devices and applications.

We continue to close in on the launch of our flagship product, the PocketFinder and PetFinder personal/pet location devices. You may have read that we have already received FCC approval for these products and on Monday, September 14, 2009, we received CE approval, which allows us to deliver the product throughout the rest of the world, excluding the United States. This is a critical milestone and we look forward to certification for US delivery as soon as AT&T’s network testing (including PTCRB) completes.

Finally, we continue to attract recognition for our cutting-edge technology, as our Mobile PocketFinder application was recently selected as a 2009 Handango Champion Awards nominee in several categories, including 2009 Groundbreaking Application of the Year! The Handango awards recognize best in class applications and developers and are nominated by industry leaders. For more information, visit http://handango.com.

We encourage you to visit our web site at www.locationbasedtech.com where you can view company updates, recent press releases, detailed product information, and other resources.

Thank you for your continued support of Location Based Technologies. We look forward to more exciting progress in the months ahead and to sharing our continued progress with our valued shareholders.

Dave Morse, Ph.D.
CEO, Location Based Technologies, Inc.

To receive news and updates from LBT electronically, please e-mail your name and e-mail address to support@pocketfinder.com. Thank you!